Exhibit 99.1

Press Release	MAILING ADDRESS P.O. Box 513396 Los Angeles, CA 90051-1396 5200 Sheila Street Commerce, CA 90040 www.unifiedgrocers.com

For Immediate Release

Date:	Thursday, June 2, 2016
Contact:	Paul Dingsdale, Director of Communications
(323) 881-4150 pdingsdale@unifiedgrocers.com

Unified Grocers posts FY2016 Q2 results

and files prior period results

(LOS ANGELES) — Unified Grocers, Inc. (Unified) announced that it has filed results for its second quarter of fiscal year 2016, ending April 2, with the Securities and Exchange Commission (SEC). The results reflected year over year sales growth and improved operating performance.

In addition to second quarter results, Unified also has filed its Form 10-Q for the fiscal first quarter ended January 2, 2016, as well as its Annual Report on Form 10-K for the period ended October 3, 2015. The Form 10-K covers the fiscal year ended September 27, 2014 and all quarters for which Form 10-Q’s had not been previously filed.

By these actions, Unified has normalized its reporting activities and will continue to report in the normal course going forward. The Company also announced that it is now in full compliance with the reporting requirements of its various loan agreements, for which waivers had previously been granted.

“I’m extremely pleased that we’re able to move forward with normalized financial reporting activities,” said Bob Ling, Unified President and Chief Executive Officer. “I thank our stakeholders for their patience through this process.”

For more information, see Unified’s Form 10-K and Form 10-Q filings with the SEC, filed on June 1, 2016 and June 2, 2016, respectively, at www.sec.gov/edgar.shtml.

The filing included the following second quarter FY2016 financial highlights:

Selected Consolidated Statement of Earnings (Unaudited)

(dollars in thousands)	For the 13 Weeks Ended		For the 26 Weeks Ended
	April 2, 2016	March 28, 2015	April 2, 2016	March 28, 2015

Gross billings	$941,027	$931,755	$1,940,273	$1,926,301
Less: Gross billings through vendor direct arrangements	25,958	25,360	52,339	52,138

Net sales	$915,069	$906,395	$1,887,934	$1,874,163

Operating income/(loss)	(316)	(4,979)	2,915	(177)

Earnings (loss) before estimated patronage dividends and income taxes	(2,813)	(7,292)	(2,064)	(8,408)

Estimated patronage dividends	2,229	1,364	4,641	2,856

Net loss from continuing operations	($5,056)	($9,958)	($6,733)	($11,491)

About Unified Grocers, Inc.

Founded in 1922, Unified Grocers is a retailer-owned wholesale grocery distributor that supplies independent retailers throughout the western United States. Unified and its subsidiaries, which generated approximately $4 billion in sales during fiscal year 2015, offer independent retailers all the resources they need to compete in the supermarket industry.

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Safe Harbor Statement

This press release contains forward-looking statements about the future performance of Unified Grocers based on Management’s assumptions and beliefs in light of information currently available to it. There are a variety of factors that could cause actual and future results to differ materially from those anticipated by the statements made above. These factors are outlined in the Company’s Form 10-K and other interim reports filed with the Securities and Exchange Commission. Furthermore, Unified undertakes no obligation to update, amend or clarify forward-looking statements whether as a result of new information, future events, or otherwise.